ADDENDUM TO SUB-ADVISORY AGREEMENT
                        BETWEEN TOUCHSTONE ADVISORS, INC.
                  AND FORT WASHINGTON INVESTMENT ADVISORS, INC.

      This Agreement is entered into as of March 1, 2010 by and between Touchstone Advisors, Inc. (the "Advisor") and Fort Washington Investment Advisors, Inc. (the "Sub-Advisor").

      WHEREAS, the Advisor and the Sub-Advisor entered into a Sub-Advisory Agreement dated as of April 28, 2003 (the "Sub-Advisory Agreement") with respect to the Touchstone Money Market Fund (the "Fund"), a series of the Touchstone Variable Series Trust; and

      WHEREAS, the Advisor and the Sub-Advisor wish to enter into this Addendum to the Sub-Advisory Agreement in order to temporarily reduce the Sub-Advisor's sub-advisory fee. ;

      NOW, THEREFORE, it is agreed by and between the parties as follows:

1. The Sub-Advisor hereby agrees to reduce its sub-advisory fee by 30% (thirty percent). This amount will be calculated monthly by the Advisor and deducted from the Sub-Advisor's fee that would otherwise be payable pursuant to the Sub-Advisory Agreement

2. This Addendum will expire on September 1, 2010. At any time prior to 10 (ten) days before the expiration date, the Addendum may be extended, as mutually agreed in writing by both the Advisor and Sub-Advisor, on a quarter to quarter or month to month basis thereafter.

3. Notwithstanding anything contained herein, this Addendum can be terminated upon 60 days written notice to the other party.

4. Except as provided in this Addendum, the Sub-Advisory Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

5. This Addendum shall be binding upon the parties and, to the extent permitted by law and the Sub-Advisory Agreement, their respective successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.              FORT WASHINGTON INVESTMENT ADVISORS, INC.

By:
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Print Name:
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Print Title:
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Date:
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